Exhibit 3.1

CORPORATE ACCESS NUMBER: 2023181577

Government

of Alberta ■

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT

FIRST PERSON LTD.

AMENDED ITS ARTICLES ON 2022/04/21.

Name/Structure Change Alberta Corporation – Registration Statement

Alberta Amendment Date: 2022/04/21

Service Request Number:	37456967
Corporate Access Number:	2023181577
Business Number:	786300269
Legal Entity Name:	FIRST PERSON LTD.
French Equivalent Name:
Legal Entity Status:	Active
Alberta Corporation Type:	Named Alberta Corporation
New Legal Entity Name:	FIRST PERSON LTD.
New French Equivalent Name:
Nuans Number:	121456940
Nuans Date:	2021/12/14
French Nuans Number:
French Nuans Date:
Share Structure:	SEE ATTACHED SCHEDULE “A”.
Share Transfers Restrictions:	NONE.
Number of Directors:
Min Number Of Directors:	3
Max Number Of Directors:	11
Business Restricted To:	NONE.
Business Restricted From:	NONE.
Other Provisions:	SEE ATTACHED SCHEDULE “C”.
BCA Section/Subsection:	173(1)(F)
Professional Endorsement Provided:
Future Dating Required:

Annual Return

File Year	Date Filed
2022	2021/12/17

Attachment

Attachment Type	Microfilm Bar Code	Date Recorded
Share Structure	ELECTRONIC	2021/01/21
Other Rules or Provisions	ELECTRONIC	2021/01/21
Share Structure	ELECTRONIC	2021/01/21
Consolidation, Split, Exchange	ELECTRONIC	2022/04/21

Registration Authorized By:	JAN CAMPBELL
AGENT OF CORPORATION

The Registrar of Corporations certifies that the information contained in this statement is an accurate reproduction of the data contained in the specified service request in the official public records of Corporate Registry.

SHARE CONSOLIDATION SCHEDULE OF ARTICLES OF AMENDMENT OF FIRST PERSON LTD. (the “Corporation”)

In accordance with Section 173(1)(f) of the Business Corporations Act (Alberta), the Articles of the Corporation are amended to consolidate the Corporation’s issued and outstanding common shares on the bases of one (1) post- consolidation common share for every ten (10) pre-consolidation common share (the “Consolidation”).

No fractional common shares of the Corporation will be issued in connection with the Consolidation and the number of post-Consolidation common shares of the Corporation to be received by a holder will be rounded up, in the case of a fractional interest that is 0.5 or greater, or rounded down, in the case of a fractional interest that is less than 0.5, to the nearest whole number of common shares that such holder would otherwise be entitled to receive upon the implementation of the Consolidation.

SCHEDULE “A”

AUTHORIZED CAPITAL OF THE CORPORATION

1. The Corporation is authorized to issue an unlimited number of Common Shares without nominal or par value to which shares shall be attached the right to:

(a)	vote at any meeting of shareholders of the Corporation;
(b)	receive any dividend declared by the Corporation; and
(c)	receive the remaining property of the Corporation upon dissolution.

2. The Corporation is authorized to issue an unlimited number of Preferred Shares (“Preferred Shares”) which, as a class, have attached thereto the following attributes:

(a) the Preferred Shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Preferred Shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion, if any, and any sinking fund or other provisions;

(b) the Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, be entitled to preference over the Common Shares, and over any other shares of the Corporation ranking by their terms junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common Shares, and any other shares of the Corporation ranking by their terms junior to the Preferred Shares as may be fixed in accordance with subclause (a) above; and

(c) if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

SCHEDULE “C”

OTHER RULES OR PROVISIONS

a. The directors of the Corporation may, without authorization of the shareholders:

i. borrow money on the credit of the Corporation;

ii. issue, reissue, sell or pledge debt obligations of the Corporation;

iii. subject to the Business Corporations Act of Alberta, give a guarantee on behalf of the corporation to secure performance of an obligation of any person; and

iv. mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

b. The directors may, by resolution, delegate the powers referred to in subsection (a) hereof to a director, a committee of directors or an officer.

c. The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

d. Meetings of the shareholders may be held at any place within Canada or the United States of America.